February 2010 Preliminary Terms No. 14 Registration Statement No. 333-145845 Dated January 26, 2010 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Buffered PLUS based on the iShares® MSCI EAFE Index Fund due February 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies while providing limited protection against negative performance by the asset. Once the asset has decreased below a specified buffer amount, the investor is exposed to the negative price performance, subject to a minimum payment at maturity. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated, (i) if the closing price of the asset has not declined below the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing price of the asset is below the buffer amount, the investor will lose 1% for every 1% decline below the specified buffer amount, subject to a minimum payment at maturity. The Buffered PLUS are senior unsecured debt obligations of Barclays Bank PLC, and all payments on the Buffered PLUS are subject to the creditworthiness of Barclays Bank PLC.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Maturity date:	February 27, 2012
Underlying shares:	iShares® MSCI EAFE Index Fund (the “Fund”)
Aggregate principal amount:	$
Payment at maturity per Buffered PLUS:	• If the final share price is greater than the initial share price:
$10 + the leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%:
$10
• If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:
($10 x the share performance factor) + $1.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS at maturity.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	200%
Initial share price:	The closing price of the underlying shares on the pricing date.
Final share price:	The closing price of the underlying shares on the valuation date.
Share closing price:	The closing price of the Fund as described under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Valuation date:	February 22, 2012, subject to adjustment for certain market disruption events.
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Maximum payment at maturity:	$11.70 to $12.10 per Buffered PLUS (117.00% to 121.00% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date).
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (See “Commissions and Issue Price” below)
Pricing date:	February , 2010 (expected to price on or about February 22, 2010, or if such day is not a scheduled trading day, the next succeeding scheduled trading day)
Original issue date:	February , 2010 (3 business days after the pricing date)
CUSIP:	06740H518
ISIN:	US06740H5182
Listing:	We do not intend to list the Buffered PLUS on any securities exchange.
Selected dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered PLUS	$10.00	$0.225	$9.775
Total	$	$	$

(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor. The lowest price payable by an investor is $9.9250 per Buffered PLUS. Please see “Syndicate Information” on page 8 for further details.

(2)

MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.225 for each Buffered PLUS they sell. See “Supplemental Plan of Distribution.”

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW BEFORE YOU MAKE AN INVESTMENT DECISION.

Prospectus dated February 10, 2009 and Prospectus Supplement dated September 14, 2009

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated September 14, 2009 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue-Attn: US InvSol Support, New York, NY 10019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PLUS or determined that these preliminary terms are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

Buffered PLUS based on the iShares® MSCI EAFE Index Fund due February 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Additional Terms of the Buffered PLUS

You should read these preliminary terms together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 relating to our Medium-Term Notes, Series A, of which these Buffered PLUS are a part. These preliminary terms, together with the documents listed below, contain the terms of the Buffered PLUS and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated February 10, 2009: http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

▪	Prospectus supplement dated September 14, 2009: http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

Our SEC file number is 1-10257. As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Buffered PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition the Buffered PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

February 2010	Page 2

Buffered PLUS based on the iShares® MSCI EAFE Index Fund due February 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the iShares® MSCI EAFE Index Fund due February 27, 2012 (the “Buffered PLUS”) can be used:

•	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares

•	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario

•

To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while investing fewer dollars through utilization of the leverage factor

•	To obtain a buffer against a specified range of negative performance in the underlying shares

Maturity:	2 years

Leverage factor:	200%

Maximum payment at maturity:	$11.70 to $12.10 per Buffered PLUS (117.00% to 121.00% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date)

Buffer amount:	10%

Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)

Coupon:	None

iShares® MSCI EAFE Index Fund Overview

The iShares® MSCI EAFE Index Fund (the “Fund”) is an investment portfolio maintained and managed by iShares Trust (the “Trust”). Blackrock Fund Advisors (“BFA”) (prior to December 1, 2009, Blackrock Fund Advisors was known as Barclays Global Fund Advisors) is the investment advisor to the Fund. The Fund is an exchange-traded fund that trades on NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “EFA”. The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index. The Trust is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Trust or the Fund, please see the Prospectus for the iShares® MSCI EAFE Index Fund dated December 1, 2009. In addition, information about the Trust and the Fund may be obtained from the iShares® website at www.ishares.com.

We have derived all information contained in this preliminary terms regarding iShares® MSCI EAFE Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus for the iShares® MSCI EAFE Index Fund dated December 1, 2009 issued by iShares Trust. Such information reflects the policies of, and is subject to change by, the Trust, and Blackrock Fund Advisors.

Information on the iShares® MSCI EAFE Index Fund as of market close on January 22, 2010

Bloomberg Ticker Symbol:	EFA

Current Share Price:	$53.87

52 Weeks Ago:	$38.25

52 Week High:	$58.00

52 Week Low:	$31.56

February 2010	Page 3

Buffered PLUS based on the iShares® MSCI EAFE Index Fund due February 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

The following graph sets forth the historical performance of the iShares® MSCI EAFE Index Fund based on the weekly closing prices of the iShares® MSCI EAFE Index Fund from January 3, 2005 through January 22, 2010. The closing price of the iShares® MSCI EAFE Index Fund on January 22, 2010 was $53.87.

We obtained the closing prices of the iShares® MSCI EAFE Index Fund below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing prices of the iShares® MSCI EAFE Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Valuation Date. We cannot give you assurance that the performance of the iShares® MSCI EAFE Index Fund will result in the return of any of your initial investment.

iShares® MSCI EAFE Index Fund Historical Performance January 3, 2005 to January 22, 2010

Past performance is not indicative of future results

Key Investment Rationale

The Buffered PLUS offer 200% leveraged upside on the positive performance of the underlying shares, subject to a maximum payment at maturity of $11.70 to $12.10 per Buffered PLUS (117.00% to 121.00% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date), and provide a buffer against a decline of 10% in the underlying shares, ensuring a minimum payment at maturity of $1.00 per Buffered PLUS.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.

Payment Scenario 1

The underlying shares increase in price and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10 plus 200% of the share percent increase, subject to a maximum payment at maturity of $11.70 to $12.10 per Buffered PLUS (117.00% to 121.00% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date).

Payment Scenario 2	The underlying shares decline in price by no more than 10% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10.

Payment Scenario 3

The underlying shares decline in price by more than 10% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease in the underlying shares from the initial share price, plus the buffer amount of 10%. (Example: if the underlying shares decrease in price by 30%, the Buffered PLUS will redeem $8.00, or 80% of the stated principal amount.) The minimum payment at maturity is $1.00 per Buffered PLUS.

February 2010	Page 4

Buffered PLUS based on the iShares® MSCI EAFE Index Fund due February 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Summary of Selected Key Risks (see page 11)

▪	90% of the stated principal amount is at risk.

▪	No interest payments.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.

▪

Any payment to be made on the Buffered PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Buffered PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Buffered PLUS.

▪

The Buffered PLUS will not be listed on any securities exchange, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪

The market price of the Buffered PLUS will be influenced by many unpredictable factors, including the trading price, volatility and dividend rate of the underlying shares and of the stocks comprising the MSCI EAFE Index, and you may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	Investing in the Buffered PLUS is not equivalent to investing in the iShares® MSCI EAFE Index Fund or the stocks comprising the MSCI EAFE Index.

▪	Adjustments to the Fund could adversely affect the value of the Buffered PLUS.

▪	The price of the underlying shares is subject to currency exchange risk.

▪	There are risks associated with investments in securities such as the Buffered PLUS linked to the value of foreign equity securities.

▪	You will have no shareholder rights.

▪	Economic interests of the calculation agent and the issuer’s affiliates may be adverse to the investors.

▪	Hedging and trading activity could potentially adversely affect the value of the Buffered PLUS.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

February 2010	Page 5

Buffered PLUS based on the iShares® MSCI EAFE Index Fund due February 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured debt obligations of Barclays Bank PLC, will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying prospectus and prospectus supplement, as supplemented or modified by these preliminary terms. At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the value of one underlying share on the valuation date. Under no circumstances will the payment at maturity on the Buffered PLUS be less than $1.00 per Buffered PLUS. The Buffered PLUS are senior notes issued as part of Barclays Bank PLC’s Medium-Term Notes, Series A. All payments on the Buffered PLUS are subject to the creditworthiness of Barclays Bank PLC.

Expected Key Dates
Pricing Date	Original Issue Date (Settlement Date)	Maturity Date

February , 2010 (expected to price on or about February 22, 2010, or if such day is not a scheduled trading day, the next succeeding scheduled trading day.)	February , 2010 (3 business days after the pricing date)	February 27, 2012, subject to postponement due to market disruption events

Key Terms
Issuer:	Barclays Bank PLC
Underlying shares:	iShares® MSCI EAFE Index Fund (the “Fund”)
Share underlying index:	MSCI EAFE Index
Original issue price:	$10 per Buffered PLUS (see “Syndicate Information” on page 8)
Aggregate principal amount:	$
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity per Buffered PLUS:	• If the final share price is greater than the initial share price:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%:
$10
• If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:
($10 x the share performance factor) + $1.00
This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.
Share percent increase:	(final share price - initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	200%
Buffer amount:	10%
Maximum payment at maturity:	$11.70 to $12.10 per Buffered PLUS (117.00% to 121.00% of the stated principal amount) (the actual maximum payment at maturity will be determined on the pricing date).
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount per Buffered PLUS)
Initial share price:	The closing price of the underlying shares on the pricing date.
Final share price:	The closing price of the underlying shares on the valuation date
Valuation date:	February 22, 2012, subject to adjustment for certain market disruption events
Postponement of maturity date:

If the scheduled valuation date is not a scheduled trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Share closing price:	The closing price of the Fund as described under “Reference Assets — Exchange-Traded Funds — Special Calculation Provisions” in the prospectus supplement.
Risk factors:	Please see “Risk Factors” on page 11.

February 2010	Page 6

Buffered PLUS based on the iShares® MSCI EAFE Index Fund due February 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	We do not intend to list the Buffered PLUS on any securities exchange

CUSIP:	06740H518

ISIN:	US06740H5182
Minimum ticketing size:	100 Buffered PLUS

Tax considerations:

Some of the tax consequences of your investment in the Buffered PLUS are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Buffered PLUS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Buffered PLUS are uncertain and the Internal Revenue Service could assert that the Buffered PLUS should be taxed in a manner that is different than described below. Pursuant to the terms of the Buffered PLUS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Buffered PLUS as a pre-paid cash-settled executory contract with respect to the Fund. If the Buffered PLUS are so treated, the Buffered PLUS should generally be taxed in the same manner as an “open transaction”, and, subject to the discussion of Section 1260 below, you should generally recognize capital gain or loss upon the sale or maturity of your Buffered PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Buffered PLUS. Such gain or loss should generally be long-term capital gain or loss if you have held your Buffered PLUS for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Buffered PLUS could be treated as a “constructive ownership transaction” with respect to the Fund that is subject to the rules of Section 1260 of the Internal Revenue Code. If your Buffered PLUS were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Buffered PLUS that is attributable to the appreciation of the shares of the Fund over the term of your Buffered PLUS would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual shares of the Fund on the date that you purchased your Buffered PLUS and sold the Fund shares on the date of the sale or maturity of the Buffered PLUS (the “Excess Gain Amount”). Because the maturity payment under the Buffered PLUS will only reflect the appreciation or depreciation in the value of the shares of the Fund and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Fund, we believe that it is more likely than not that the Excess Gain Amount will be equal to zero, and that the application of the constructive ownership rules will accordingly not have any adverse effects to you. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Buffered PLUS.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Buffered PLUS in the manner described above. This opinion assumes that the description of the terms of the Buffered PLUS in these preliminary terms is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Buffered PLUS, possibly with retroactive effect.

For a further discussion of the tax treatment of your Buffered PLUS as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations — Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. For additional, important considerations related to tax risks associated with investing in the Buffered PLUS, you should also examine the discussion about tax risks in “Risk Factors”, in these preliminary terms. You should further consult your tax advisor as to the possible alternative treatments in respect of the Buffered PLUS.

February 2010	Page 7

Buffered PLUS based on the iShares® MSCI EAFE Index Fund due February 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

General Information (continued)
Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC

Use of proceeds and hedging:

The net proceeds we receive from the sale of the Buffered PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in futures and options contracts on the underlying shares and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Buffered PLUS or any amounts payable on the Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-109 in the accompanying prospectus supplement.

Contact:

Morgan Stanley Smith Barney LLC (“MSSB”) clients may contact their MSSB sales representative or MSSB’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or their agent Barclays Capital, at 1-888-227-2275 (Extension 3430) or 745 Seventh Avenue — Attn: US InvSol Support, New York, NY 10019.

Syndicate Information
Issue price of the Buffered PLUS	Selling concession	Principal amount of Buffered PLUS
		for any single investor

$10.0000	$0.2250	<$1MM

$9.9625	$0.1875	>$1MM and <$3MM

$9.9438	$0.1688	>$3MM and <$5MM

$9.9250	$0.1500	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Buffered PLUS distributed by such dealers.

These preliminary terms represent a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

February 2010	Page 8

Buffered PLUS based on the iShares® MSCI EAFE Index Fund due February 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following assumptions:

Stated principal amount:	$10 per Buffered PLUS

Leverage factor:	200%

Buffer amount:	10%

Hypothetical maximum payment at maturity:	$11.90 (119.00% of the stated principal amount) per Buffered PLUS (based on the midpoint of the range)

Minimum payment at maturity:	$1.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

$0.00

$2.00

$4.00

$6.00

$8.00

$10.00

$12.00

$14.00

-100%

-75%

-50%

-25%

-10%

0%

9.5%

19%

25%

Percentage Change in Underlying Shares

PLUS Zone

Buffer Zone

$1.00 Minimum
Payment at
Maturity

$11.90 Hypothetical
Maximum Payment at
Maturity

$10.00 Stated
Principal Amount

The Buffered PLUS

The Underlying Shares

How it works

▪

If the final share price is greater than the initial share price, investors will receive the $10 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the Buffered PLUS, subject to the hypothetical maximum payment at maturity of $11.90 per Buffered PLUS. In the payoff diagram, an investor will realize the maximum payment at maturity at a final share price of 109.5% of the initial share price.

▪

If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $10 per Buffered PLUS.

▪

If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the underlying shares from the initial share price, plus the buffer amount of 10%. The minimum payment at maturity is $1.00 per Buffered PLUS.

▪	For example, if the underlying shares depreciate 30%, investors would lose 20% of their principal and receive only $8.00 per Buffered PLUS at maturity, or 80% of the stated principal amount.

February 2010	Page 9

Buffered PLUS based on the iShares® MSCI EAFE Index Fund due February 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, as determined as follows:

If the final share price is greater than the initial share price:

$10 + leveraged upside payment; subject to the maximum payment at maturity:

Leveraged Upside Payment

Principal

Principal

Leverage
Factor

Share Percent Increase

$10

+

$10

×

200%

×

    final share price – initial share price

initial share price

If the final share price is less than or equal to the initial share price, but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%:

the stated principal amount of $10

If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:

($10 x Share Performance Factor) + $1.00

Principal		Share Performance Factor		Minimum Payment at Maturity

$10	×	final share price	+	$1.00

		initial share price

Because the share performance factor will be less than 0.90, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

February 2010	Page 10

Buffered PLUS based on the iShares® MSCI EAFE Index Fund due February 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

An investment in the Buffered PLUS involves significant risks. Investing in the Buffered PLUS is not equivalent to investing directly in shares of the iShares® MSCI EAFE Index Fund or the stocks composing the MSCI EAFE Index. The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS.

▪

Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS. If the final share price is less than 90% of the initial share price, you will receive for each Buffered PLUS that you hold, a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the underlying shares, plus $1.00 per Buffered PLUS.

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The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $11.70 to $12.10 per Buffered PLUS, or 117.00% to 121.00% of the stated principal amount (the actual maximum payment at maturity will be determined on the pricing date). Although the leverage factor provides 200% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 117.00% to 121.00% of the stated principal amount for the Buffered PLUS, any increase in the final share price over the initial share price by more than 8.50% to 10.50% of the initial share price will not increase the return on the Buffered PLUS.

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Credit of the issuer: The Buffered PLUS are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Buffered PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Buffered PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Buffered PLUS.

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Market price of the Buffered PLUS influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the trading price of the Fund; the expected volatility of the Fund, the MSCI EAFE Index and the component stocks of the MSCI EAFE Index; the time to maturity of the Buffered PLUS; the market price and dividend rate on the Fund and on the component stocks of the MSCI EAFE Index; interest and yield rates in the market generally and in the markets of the component stocks of the MSCI EAFE Index; a variety of economic, financial, political, regulatory or judicial events; supply and demand for the Buffered PLUS; the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks comprising the MSCI EAFE Index are denominated; and our creditworthiness, including actual or anticipated downgrades in our credit ratings. You may receive less or possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

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Investing in the Buffered PLUS is not equivalent to investing in the shares of the iShares® MSCI EAFE Index Fund. Investing in the Buffered PLUS is not equivalent to investing in the shares of the iShares® MSCI EAFE Index Fund or the stocks composing the MSCI EAFE Index. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the iShares® MSCI EAFE Index Fund or the stocks composing the MSCI EAFE Index.

February 2010	Page 11

Buffered PLUS based on the iShares® MSCI EAFE Index Fund due February 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

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Adjustments to the Fund or to the MSCI EAFE Index could adversely affect the value of the Buffered PLUS. Blackrock Fund Advisors (“BFA”) (prior to December 1, 2009, Blackrock Fund Advisors was known as Barclays Global Fund Advisors) is the investment advisor to the iShares® MSCI EAFE Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index. Pursuant to its investment strategy or otherwise, BFA may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund. MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI EAFE Index. MSCI can add, delete or substitute the stocks underlying the MSCI EAFE Index or make other methodological changes that could change the value of the MSCI EAFE Index. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS.

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There are risks associated with investments in Buffered PLUS linked to the value of foreign equity securities. The stocks included in the MSCI EAFE Index and that are generally tracked by the Fund have been issued by various foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Fund or the Underlying Index, which may have an adverse effect on the Buffered PLUS. Also, the public availability of information concerning the issuers of stocks included in the Underlying Index and the Fund will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Underlying Index and the Fund may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

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Certain Features of Exchange-Traded Funds Will Impact the Value of the Buffered PLUS. The performance of the Fund does not fully replicate the performance of the MSCI EAFE Index. The Fund may not fully replicate the MSCI EAFE Index, and may hold securities not included in such MSCI EAFE Index. The value of the Fund to which your Buffered PLUS are linked is subject to:

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Management risk. This is the risk that Blackrock Fund Advisors’ investment strategy for the Fund, the implementation of which is subject to a number of constraints, may not produce the intended results.

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Derivatives risk. The Fund may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Fund’s losses, and, as a consequence, the losses of your Buffered PLUS, may be greater than if the Fund invested only in conventional securities.

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Adjustments to the Fund or to the MSCI EAFE Index could adversely affect the value of the Buffered PLUS. BFA is the investment adviser to the iShares® MSCI EAFE Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index. Pursuant to its investment strategy or otherwise, BFA may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS. MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI EAFE Index. MSCI can add, delete or substitute the stocks underlying the MSCI EAFE Index or make other methodological changes that could change the value of the MSCI EAFE Index.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered PLUS. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs.

February 2010	Page 12

Buffered PLUS based on the iShares® MSCI EAFE Index Fund due February 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

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The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the Buffered PLUS. We do not intend to list the Buffered PLUS on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Buffered PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because other dealers are not likely to make a secondary market for the Buffered PLUS, the price, if any, at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Buffered PLUS.

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Economic interests of the calculation agent and the issuer’s affiliates may be adverse to the investors. The economic interests of the calculation agent and the issuer’s affiliates are potentially adverse to your interests as an investor in the Buffered PLUS. As calculation agent, Barclays Bank PLC will determine the initial share price and the final share price, and calculate the amount of cash you will receive at maturity. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor fund or calculation of the final share price in the event of a discontinuance of the underlying shares, may affect the payout to you at maturity.

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Hedging and trading activity could potentially affect the value of the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying shares and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could decrease the price at which the underlying shares must close before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could potentially affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. The federal income tax treatment of the Buffered PLUS is uncertain and the Internal Revenue Service could assert that the Buffered PLUS should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Buffered PLUS even though you will not receive any payments with respect to the Buffered PLUS until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Buffered PLUS could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Buffered PLUS.

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The Fund may underperform the MSCI EAFE Index. The performance of the Fund may not replicate the performance of, and may underperform the MSCI EAFE Index. Unlike the MSCI EAFE Index, the Fund will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the MSCI EAFE Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund, differences in trading hours between the Fund and the MSCI EAFE Index or due to other circumstances. Because the return on the Buffered PLUS is linked to the performance of the Fund and not the MSCI EAFE Index, the return on the Buffered PLUS may be less than that of an alternative investment linked directly to the MSCI EAFE Index.

October 2009	Page 13

Buffered PLUS based on the iShares® MSCI EAFE Index Fund due February 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

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The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI EAFE Index, you will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. Your net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index, the value of the respective underlying shares will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

Of particular importance to potential currency exchange risks are:

	▪	existing and expected rates of inflation;

	▪	existing and expected interest rate levels;

	▪	the balance of payments; and

	▪	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

February 2010	Page 14

Buffered PLUS based on the iShares® MSCI EAFE Index Fund due February 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Information about the iShares® MSCI EAFE Index Fund

The iShares® MSCI EAFE Index Fund.

We have derived all information contained in these preliminary terms regarding iShares® MSCI EAFE Index Fund (the “Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the iShares® MSCI EAFE Index Fund dated December 1, 2009 issued by iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, and Blackrock Fund Advisors (“BFA”). The Fund is an investment portfolio maintained and managed by the Trust. BFA is the investment advisor to the Fund. The Fund is an exchange-traded fund that trades on NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “EFA”.

The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index. The Trust is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Trust or the Fund, please see the Prospectus for the iShares® MSCI EAFE Index Fund dated December 1, 2009. In addition, information about the Trust and the Fund may be obtained from the iShares® website at www.ishares.com.

February 2010	Page 15

Buffered PLUS based on the iShares® MSCI EAFE Index Fund due February 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the underlying shares for each quarter in the period from January 3, 2005 through January 22, 2010. The closing price of the underlying shares on January 22, 2010 was $53.87. We obtained the closing prices of the iShares® MSCI EAFE Index Fund below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing prices of the iShares® MSCI EAFE Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the final share price on the valuation date. We cannot give you assurance that the performance of the iShares® MSCI EAFE Index Fund will result in the return of any of your initial investment.

iShares® MSCI EAFE Index Fund	High	Low	Period End
2005
First Quarter	$55.25	$51.26	$52.96
Second Quarter	$53.83	$51.28	$52.39
Third Quarter	$58.48	$51.95	$58.10
Fourth Quarter	$60.94	$54.72	$59.43
2006
First Quarter	$65.38	$60.33	$64.92
Second Quarter	$70.58	$59.46	$65.39
Third Quarter	$68.36	$61.70	$67.75
Fourth Quarter	$74.33	$67.94	$73.22
2007
First Quarter	$76.72	$70.90	$76.26
Second Quarter	$81.78	$76.50	$80.77
Third Quarter	$83.62	$73.94	$82.59
Fourth Quarter	$86.10	$78.24	$78.50
2008
First Quarter	$78.35	$68.34	$71.90
Second Quarter	$78.52	$68.08	$68.67
Third Quarter	$68.00	$53.08	$56.30
Fourth Quarter	$55.88	$35.73	$44.86
2009
First Quarter	$45.44	$31.70	$37.59
Second Quarter	$49.04	$38.57	$45.81
Third Quarter	$55.81	$44.01	$54.68
Fourth Quarter	$57.28	$52.66	$55.28
2010
First Quarter (as of January 22, 2010)	$57.96	$53.87	$53.87

February 2010	Page 16

Buffered PLUS based on the iShares® MSCI EAFE Index Fund due February 27, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Supplemental Plan of Distribution

MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.225 for each Buffered PLUS they sell.

We expect that delivery of the Buffered PLUS will be made against payment for the Buffered PLUS on or about the issue date indicated on the cover of these preliminary terms, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

February 2010	Page 17